Exhibit 99.1

TXI Declares Spin-Off of Chaparral Steel Company

DALLAS, July 7 /PRNewswire-FirstCall/ -- Texas Industries, Inc. (NYSE: TXI) today announced that its Board of Directors has approved the separation of its wholly-owned steel business, Chaparral Steel Company, from TXI by means of a tax-free stock dividend.

All Chaparral Steel Company shares owned by TXI will be distributed to TXI shareholders. TXI shareholders will receive one share of Chaparral Steel Company common stock for every share of TXI common stock they own. The record date for the distribution will be July 20, 2005 and the distribution is scheduled to be completed on July 29, 2005. Chaparral Steel Company will trade on the NASDAQ stock exchange under the symbol: CHAP.

“This action results in the creation of two businesses with leading positions in their respective markets,” stated Mel Brekhus, Chief Executive Officer of TXI. “TXI’s cement, aggregate and concrete operations have strong competitive positions in the Texas and California building materials markets. Chaparral Steel Company, with operations in Texas and Virginia, is the second largest supplier of structural steel throughout North America.”

“As a result of financings closed yesterday, both businesses have strong capital structures. Going forward, each will focus on the improvement of returns from current operations and also pursue strategic investment opportunities in their industries. Tommy Valenta is President and Chief Executive Officer of Chaparral Steel.”

On July 6, 2005, both TXI and Chaparral Steel closed on separate financings that resulted in the extinguishment of $600 million in existing notes owed by TXI. TXI completed a private offering of $250 million 71/4% senior unsecured notes due 2013 and also closed on a $200 million, undrawn, five year senior secured bank facility. Chaparral Steel completed both a private offering of $300 million 10% senior unsecured notes due 2013 and a $150 million five year senior secured bank facility - $50 million of which was drawn at closing.

TXI is the largest producer of cement in Texas and a major cement producer in California. TXI is also a major supplier of construction aggregates, ready- mix concrete and concrete products. Chaparral Steel Company is the second largest producer of structural steel products in North America and a major producer of steel bar products.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward looking statements. Potential risks and uncertainties include, but are not limited to, the impact of competitive pressures and changing economic and financial conditions on the Company’s business, construction activity in the Company’s markets, abnormal periods of inclement weather, changes in costs of raw materials, fuel and energy, the impact of environmental laws and other regulations which are more fully described in the Company’s Annual Report on SEC Form 10-K.

SOURCE  Texas Industries, Inc.
          -0-                                        07/07/2005
          /CONTACT:  Kenneth R. Allen, Vice President and Treasurer of Texas
Industries, Inc., +1-972-647-6730, or fax, +1-972-647-3964, or
investor@txi.com /  /Web site:  http://www.txi.com /